Exhibit 10.1

June 15, 2021

Wayne Miller
[***]
[***]

Re: Advisory Agreement

Dear Wayne:

This letter agreement (this “Agreement”) sets forth the terms of your transition from Chief Operating Officer to Senior Strategic Advisor of G-III Apparel Group, Ltd. (the “Company”).

1.Transition.
(a)Transition.  Effective July 1, 2021 (the “Transition Date”), (i) the Employment Agreement, dated January 9, 2013, as amended, between the Company and you (the “Employment Agreement”) shall terminate and be of no further force and effect, except for the specific provisions of the Employment Agreement that survive termination as set forth in the Employment Agreement, (ii) the Amended and Restated Executive Transition Agreement, dated February 15, 2011, as amended, between the Company and you (the “CIC Agreement”) shall terminate and be of no further force and effect and (iii) the terms of your employment by the Company shall be governed by this Agreement.
(b)Resignation from Officer and Other Positions.  You hereby resign as the Company’s Chief Operating Officer and Secretary, and from any and all other officer or other positions held by you with the Company or any of its subsidiaries or affiliates (including as a director, manager or the equivalent position on the governing board of any such subsidiary or affiliate), each such resignation effective as of the Transition Date, except as requested by the Company and agreed to by you; provided your resignation as the Company’s Chief Operating Officer and/or Secretary shall be effective as of any earlier date that the Company’s appointment of a successor Chief Operating Officer or Secretary, as applicable, is effective.  You agree to cooperate with the Company in the completion of any reasonably requested formalities associated with such resignations, such as the execution of such notices of resignation as may be required under the corporate, limited liability company or other entity law or organizational documents governing the particular entity. You agree that, after your resignations are effective, you will have no authority to bind the Company or any of its subsidiaries or affiliates to any contractual obligations, whether written, oral or implied, and you shall not represent or purport to represent the Company or any of its subsidiaries or affiliates in any manner whatsoever to any third party unless authorized to do so in writing by the Company.

(c)Transition Terms.  Between the date of this Agreement and the Transition Date, you will continue (i) as a full-time employee of the Company, fulfilling your regular work duties and transitioning your workload and projects to other Company personnel as requested by the Company, which duties may be performed on a remote basis or, at the reasonable request of the Company’s Chief Executive Officer and/or Board of Directors, at the Company’s offices, (ii) to be paid your current base salary, and (iii) to be eligible for, and participate in, the Company’s employee benefits programs and arrangements to the extent provided by the terms of the applicable plans and agreements (subject to any changes to the Company’s employee benefits programs and arrangements that the Company reserves the right to make at any time as it deems necessary or appropriate).

You acknowledge and agree that the transition resulting from this Agreement will not qualify as a termination of employment (i) without “justifiable cause” or for “good reason” under the terms of the Employment Agreement or (ii) with “Cause” or for “Good Reason” under the terms of the CIC Agreement (regardless of whether the Company at any time undergoes a Change in Control (as defined in the CIC Agreement)), and you are not entitled to any severance under the CIC Agreement, the Employment Agreement or under any other severance program/agreement in connection with your transition pursuant to this Agreement or thereafter.

(d)Other Compensation or Benefits.  After the Transition Date you will not receive any compensation, benefits or payments from the Company, and you will have no authorization to incur any expenses on behalf of the Company, except as expressly provided in this Agreement or pursuant to any other written agreement between you and the Company after the date hereof, or as provided under the terms of applicable benefits plans or by law.
2.Senior Advisory Services, Term and Compensation
(a)Senior Advisory Services.  During the Transition Period (as defined herein), you will continue to be employed by the Company and will advise the Company (i) on key licensing contracts, potential merger and acquisition transactions, financing transactions, investor relations matters and other strategic matters and (ii) you will assist in transitioning your knowledge and responsibilities to a successor Chief Operating Officer or other Company personnel as designated by the Company (collectively, the “Senior Advisory Services”).  You will make yourself reasonably available to provide the Senior Advisory Services to the Chief Executive Officer or Board of Directors. You shall report to the Company’s Chief Executive Officer. You will provide the Senior Advisory Services to either the Company’s Chief Executive Officer, Board of Directors or other senior managers at the Company every week, allowing for six weeks of paid vacation time per year when the Senior Advisory Services would not have to be performed.

All Senior Advisory Services to be provided by you may be rendered on a remote basis, as determined by you in your discretion, except that the Company’s Chief Executive Officer or Board of Directors may request, as reasonably needed for the performance of Senior Advisory Services by you, that you from time to time on occasion perform your Senior Advisory Services at the Company’s offices or at another location in New York City (it being understood that you will not be required to regularly report to or work out of the Company’s offices).

(b)Term. The term for the provision of Senior Advisory Services shall commence on the Transition Date and continue until terminated by either party pursuant to the terms of this Agreement.  Either party may terminate your employment on at least thirty days’ notice to the other party, provided that any such termination by the Company shall be effective no earlier than June 30, 2023.  The period beginning on the Transition Date and ending on the termination of your employment is referred to herein as the “Transition Period”.

(c)Compensation and Benefits. During the Transition Period, the Company agrees to pay, or cause to be paid, to you, and you agree to accept, payable in accordance with the Company’s normal payroll policy at the time in effect, the following compensation: (i) from the Transition Date until June 30, 2022, a salary at the rate of Three Hundred Seventy-Five Thousand Dollars ($375,000) per year; and (ii) for the period commencing July 1, 2022 through the remainder of the Transition Period, a salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year.

During the Transition Period, you will be entitled to continue to receive the following benefits consistent with past practices: (i) Company furnished life and disability insurance coverage, together with Company paid supplemental personal life and disability insurance for you, at no less than current coverage levels; and (ii) the ability to participate in the Company’s health insurance plans, with your being responsible for the employee portion of premiums under the plans.

The Company shall pay or reimburse you, upon presentment of suitable vouchers, for all reasonable business expenses which may be incurred or paid by you in connection with the Senior Advisory Services in accordance with Company policy.  You shall comply with such requirements and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and regulations promulgated thereunder.

(d) Outstanding Equity Grants. Your outstanding equity grants shall be treated as follows:

During the Transition Period, you will continue to time vest pursuant to (i) the Restricted Stock Unit Agreement, dated as of April 27, 2020, between the Company and you (the “2020 Agreement”), (ii) the Restricted Stock Unit Agreement, dated as of March 16, 2021, between the Company and you (the “2021 Agreement”), and (iii) the Performance Share Unit Agreement, dated April 17, 2019, between the Company and you (the “PSU Agreement”).  Additionally, the performance share units underlying the PSU Agreement will remain subject to the achievement of the applicable performance conditions.  To the extent the performance vesting criteria for the performance share unit grants made pursuant to agreements similar to the PSU Agreement are adjusted for the Company’s senior management, the performance criteria for the award made to you pursuant to the PSU Agreement will be likewise adjusted.

Notwithstanding the foregoing, upon execution of this Agreement, you shall immediately vest in 100,000 of the restricted stock units (“RSUs”) under the 2020 Agreement. The shares underlying such RSUs shall be issued and delivered to you within five (5) business days following the execution of this Agreement on a net share settlement basis (i.e., net of the number of shares that as of such issuance date are equal to the required tax withholding in respect of such issuance).  The remaining 89,000 RSUs subject to the 2020 Agreement shall remain outstanding in accordance with the terms of the 2020 Agreement.

For the avoidance of doubt, any equity awards that are scheduled to vest in accordance with their terms between the date hereof and the Transition Date, including pursuant to the Restricted Stock Unit Agreement, dated as of April 26, 2018 (the “2018 Agreement”), shall continue to vest in accordance with their terms.

It also is understood and agreed that if a Change in Control (as defined in the CIC Agreement) occurs which results in accelerated vesting or release of lock-up restrictions for restricted stock units, performance share units or shares issued in respect of restricted stock or performance share units held by the Company’s senior management, all of your then outstanding RSUs under the 2018 Agreement, the PSU Agreement, the 2020 Agreement and the 2021 Agreement, as applicable, shall vest and be settled, and any applicable lock-up restrictions will be released, in a manner consistent with such other senior managers of the Company.  For the avoidance of doubt, the term RSUs as used in this Agreement is inclusive of all restricted stock units and performance share units granted to you under the foregoing equity award agreements, except where expressly specified otherwise.

As and to the extent applicable, this Agreement shall be deemed to amend the equity award agreements referred to above, and in the event of any conflict between this Agreement and such equity award agreements, the terms of this Agreement shall control.  Except as so modified, each of such equity award agreements shall remain in full force and effect.

(e)Termination of Employment.  Notwithstanding anything herein to the contrary, the Company may immediately terminate your employment at any time for Cause.  For purposes hereof, “Cause” means your (i) willful violation of Section 4 of this Agreement which is not cured within 10 days of written notice thereof; (ii) your conviction of, or entering a plea of guilty or no contest to, a felony; or (iii) your performance of any act or your failure to act, in either case in connection with your employment with the Company, which constitutes fraud.  If the Company terminates your employment for Cause, or you voluntarily terminate your employment with the Company, you shall not be entitled to any amounts or benefits hereunder other than earned but unpaid salary, or reimbursement of expenses, through the date of termination, and any amounts payable or benefits to be provided under the terms of the applicable benefit plans that have been accrued through the date of such termination (including any RSUs that have vested prior to the date of such termination).

In the event of a termination of your employment by the Company without Cause before June 30, 2023, then the Company shall pay the following amounts and provide the following benefits to you: (i) continued payment of the salary owed to you under section 2(c) from the termination date through June 30, 2023, to be paid in accordance with the Company’s regular payroll schedule; (ii) accelerated vesting and settlement of the RSUs underlying the 2018 Agreement and 2020 Agreement and, if such termination of employment occurs before the performance share units under the PSU Agreement are otherwise settled in accordance with Section 2(d) above, then also under the PSU Agreement, with all performance conditions deemed satisfied as of the date of such termination (the “Accelerated Vesting”); (iii) provided that you timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), COBRA coverage shall be provided at the same premium rate that applies to the Company’s employees generally (with the Company continuing to pay the employer portion thereof through June 30, 2023); and (iv) continued participation in the other Company-paid insurance plans referred to in Section 2(c) above through June 30, 2023.  In addition, in the event of a termination of your employment due to your death or your Disability (as defined below), in each case before June 30, 2023, you (or your estate in the event of your death) shall be entitled to the Accelerated Vesting.  For the avoidance of doubt, in all circumstances the 2021 Agreement shall be treated in accordance with its terms.  The payments and benefits hereunder are subject to your (or your estate’s, in the event of your death) execution and nonrevocation of the release attached hereto as Exhibit A within 60 days after the termination of your employment.  Subject to the provisions hereof, including, without limitation, satisfaction of the release condition imposed pursuant to this section and any delayed payment requirement that may be imposed by section 9 hereof, salary amounts required to be paid or provided under this Agreement shall be made or begin (x) with respect to such amounts that are subject to and not exempt from Section 409A of the Code at the end of the 60-day time period described above and (y) with respect to all other such amounts, on the payroll date immediately following the Company’s receipt of the release which is no longer subject to revocation; and, on such applicable payment commencement date, you will be entitled to receive a single sum make-up payment equal to the sum of the salary payments (or applicable unpaid portion thereof) you would have received from the date of the event giving rise to such salary payments and the delayed start date for such payments.  For purposes hereof, “Disability” means your inability, due to illness, accident or any other physical or mental incapacity, substantially to perform the material functions of your duties for a period of three (3) consecutive months or for a total of four (4) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Company in good faith.

3.Return of Company Property.  You agree that, as of the end of the Transition Period (or such earlier date as may be required by the Company), you will have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form) and credit cards, and that you will have returned or, if incapable of being returned, you will have deleted and/or destroyed all Company documents or property that you stored in electronic form or media (including, but not limited to, any Company documents or property stored in a cloud environment or on your personal computer, smartphone, USB drives or any other device that will remain in your possession or control) subject to any litigation hold to which you may be subject.

4.Continuing Obligations.  You acknowledge and reaffirm your continuing obligations under Sections 7, 8, 9 and 10 of the Employment Agreement notwithstanding the termination of the Employment Agreement as set forth above, and those Sections are incorporated by reference herein as if those Sections were set forth in this Agreement in full; provided, however, that Section 7 shall be amended to read as follows:
(a)In view of your unique and valuable services rendered and to be rendered by you to the Company, your knowledge of the trade secrets and other proprietary information relating to the business of the Company or any of its subsidiaries or affiliates (collectively, the “G-III Group”) and in consideration of the compensation and other benefits to be received by you hereunder, you agree that during your employment with the Company, including during the Transition Period and for a period of two (2) years following the termination of such employment for any reason (the “Non-Competition Period”), you shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, licensee, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any business entity or person engaged in any business in competition with any business engaged in by the Company during the term of your employment by the Company.  The record or beneficial ownership by you of up to the lesser of (i) $1,000,000 or (ii) 1.0% of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder.  In addition, you shall not, directly or indirectly, during the Non-Competition Period (other than in connection with the good faith performance of your duties while employed by the Company), request or knowingly cause any customers, suppliers, licensees or licensors with whom the G-III Group has a business relationship to cancel or terminate any such business relationship with any member of the G-III Group or solicit, interfere with, entice from or hire from any member of the G-III Group any employee of any member of the G-III Group.
(b)If any portion of the restrictions set forth in this Section 7 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(c)You acknowledge that the provisions of this Section 7 were a material inducement to the Company to enter into this Agreement, and that the Company would not enter into this Agreement but for the agreements and covenants contained herein.  You further acknowledge that the limitations set forth in this Section 7 are reasonable and properly required for the adequate protection of the business of the G-III Group.  You hereby waive, to the extent permitted by law, any and all right to contest the validity of this Section 7 on the grounds of breadth of its geographic or product or service coverage or length of term.  In the event any such limitation hereunder is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or time period which such court shall deem reasonable.

5.Cooperation.  During and after your employment with the Company, you agree to fully cooperate with the Company and its counsel in regard to any threatened or pending litigation, internal investigations or governmental investigations that involve matters of which you have or may have knowledge as a result of your service with the Company.  Without limiting the foregoing, you agree, with reasonable notice and reasonable time, to furnish information as may be in your possession and fully cooperate with the Company as may be reasonably requested in connection with any claims or legal action in which the Company is or may become a party including, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews with the Company or its counsel, and in deposition and trial or arbitration testimony.  Nothing in this Agreement is intended to require or suggest that, if called to testify, you would testify other than truthfully, and you acknowledge and agree that your testimony or any other verbal or written statements in interviews, depositions, arbitrations, trial, court hearings or the like will be accurate and truthful.  The Company agrees to pay the reasonable and necessary expenses incurred by you in connection with your obligations pursuant to this cooperation agreement, which include all out-of-pocket reasonable and necessary expenses, such as meals, travel and hotel charges.

In the event that you receive a subpoena, summons, deposition notice, notice of appearance, interview request, or any other inquiry, process, or order relating to any civil, criminal, or administrative investigation, suit, proceeding, or other legal matter relating to or involving the Company or any of its affiliates (a “Request”) from any court, agency, investigator, attorney, or any other third party, you agree to promptly notify the Company by telephone and in writing, and, if requested by the Company, promptly furnish the Company with a copy of any such Request, in each case unless such action by you is prohibited by law.

6.General Release.  In consideration for receiving the benefits set forth herein, including the Company’s willingness to enter into this Agreement covering the Transition Period (a) you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its respective predecessors, successors, past, present or future subsidiaries, parent companies, affiliated companies, investors and related entities, (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future officers, directors, agents, attorneys, employees, consultants, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter as of the date hereof related to your employment with the Company or the transition of that relationship, except to the extent specifically provided in this Section 6.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (“ERISA”); WARN Act claims, claims for attorneys’ fees or costs; any and all claims related to or for stock, stock options, restricted stock units or other equity securities of the Company not otherwise described in this Agreement; penalties; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; discrimination, harassment and retaliation claims; and all other claims under applicable federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action.  Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. You represent and warrant that you have not filed, and agree not to file, any complaint or claim against any of the Released Parties before any federal, state, or local court relating to any claim released in this Agreement, and that you are not currently aware of any facts or basis for filing such a complaint or claim against any of the Released Parties.

Nothing in this Agreement precludes you from participating in any investigation or proceeding before any government agency or body.  However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit.  Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government (including but not limited to reporting possible violations of federal laws or regulations in accordance with Section 21F of the Securities Exchange Act of 1934, as amended, and rules promulgated thereunder, to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal agency Inspector General) or to receive a monetary award from a government administered whistleblower-award program.  You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding.  Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or state legislature.  Nothing in this Agreement is to be interpreted to prohibit you from speaking with law enforcement, the U.S. Equal Employment Opportunity Commission, the New York State Division of Human Rights, a local commission on human rights, or an attorney retained by you. Nothing in this Agreement waives any rights to indemnification that you may have as a result of your employment with the Company or as a result of any position or role you held with the Company or any of its affiliates or subsidiaries (including as a director, manager or the equivalent position on the governing board of any such subsidiary or affiliate), including pursuant to applicable law or the Company’s applicable bylaws or insurance policies.

This waiver and release covers only those claims that arose prior to your execution of this Agreement.  The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement or under any directors and officers liability insurance policy.  The waiver and release also does not apply to any ERISA claim that you have with respect to vested benefits under the Company’s retirement or welfare benefit plans.  If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

Nothing contained in this waiver and release shall constitute or be treated as an admission by the Company or the Released Parties of any liability, wrongdoing, or violation of law.

7.Waiver of Unknown Claims.  You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released.  You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement.  You assume this risk and all other risks of any mistake in entering into this Agreement.  You agree that this Agreement is fairly and knowingly made.
8.ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled.  You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have seven (7) calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it.  You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21)-day consideration period provided in this paragraph.  To revoke the Agreement, you must email a written notice of revocation to the Company, Att: Neal Nackman at nealn@g-iii.com or to such other person designated by the Company pursuant to notice given in accordance with this Agreement prior to the end of the seven (7)-day period.  You acknowledge that your consent to this Agreement is knowing and voluntary.  The offer of consideration will be automatically withdrawn if you do not sign the Agreement within the twenty-one (21)-day consideration period. You understand that nothing in this Agreement will preclude or prevent you from filing a claim with the U.S. Equal Employment Opportunity Commission that challenges the validity of this waiver and release solely with respect to your waiver of any claims arising under the Federal Age Discrimination in Employment Act.

9.Section 409A.  For purposes of Section 409A of the Code and the regulations issued thereunder (“Section 409A”), each of the payments that may be made under this Agreement shall be deemed to be a separate payment. With respect to the time of payment of any amounts under this Agreement that are deemed to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and terms of like import) shall mean “separation from service” within the meaning of Section 409A. Notwithstanding any provision to the contrary contained herein, if you are treated as a “specified employee” within the meaning of Section 409A at the time of the termination of your employment, any payment otherwise required to be made to you on account of such termination of employment which is properly treated as deferred compensation subject to Section 409A shall be delayed until the first business day following the earlier of (a) the date six months following such termination of employment, or (b) the date of your death; and, on the payment date as so delayed, the Company will make a single lump sum payment to you (or your estate, as the case may be) equal to the aggregate amount of the payments that were so delayed. To the extent that you are entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) the amount of such reimbursements and benefits that you receive in one year shall not affect amounts provided in any other year; (ii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred; and (iii) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit.  The parties intend that all payments under this Agreement and the equity award agreements referenced herein will be exempt from or will comply with Section 409A, as applicable, and this Agreement and such equity award agreements shall be construed and interpreted in a manner that is consistent with that intent.  Notwithstanding the foregoing, you shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A with respect to any amounts payable under this Agreement or the equity award agreements.

10.Notices.  Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered via email, if to the Company, Att: Neal Nackman at nealn@g-iii.com and if to you, at [***], or to such other person designated by the Company or you pursuant to notice given in accordance with this Agreement.

11.Entire Agreement.  You and the Company agree that this Agreement and the agreements relating to the equity awards previously granted to you constitute the entire agreement between you and the Company and any subsidiary or affiliate of the Company regarding the subject matter of this Agreement.  All other prior or contemporaneous negotiations, agreements, understandings, or representations between you and the Company or any subsidiary or affiliate of the Company are expressly superseded hereby and are of no further force and effect, including, without limitation, any terms sheets, the CIC Agreement and, except to the extent set forth therein, the Employment Agreement.  This Agreement may only be modified in a written document signed by you and an authorized employee of the Company.

12.Successors.

(a)Company Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  Any breach of this provision will be deemed to be a material breach of this Agreement.  For all purposes under this Agreement, the term “Company” will include any such successor to the Company’s business and/or assets.
(b)Your Successors.  The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

14.Severability.  The provisions of this Agreement are severable.  If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

15.Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.  Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

16.Advice of Counsel.  Each party acknowledges that, in executing this Agreement, he or it has had the opportunity to seek the advice of independent legal counsel.

17.Construction.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any party.

[Signature Page Follows]

Sincerely,
G-III APPAREL GROUP, LTD.

By: /s/ Morris Goldfarb
Morris Goldfarb
Chairman and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Wayne S. Miller Wayne Miller	Date: June 15, 2021

Exhibit A - Release

EXHIBIT A
RELEASE

Pursuant to the letter agreement entered into by and between you and G-III Apparel Group, Ltd. (the “Company”), dated June 15, 2021 (the “Advisory Agreement”), you hereby enter into this Release (this “Release”).  Any term not otherwise defined herein shall have the meaning ascribed in the Advisory Agreement.

1.General Release.  In consideration of the compensation and other agreements set forth in Section 2 of the Advisory Agreement, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its respective predecessors, successors, past, present or future subsidiaries, parent companies, affiliated companies and related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future officers, directors, agents, attorneys, employees, consultants, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter as of the date hereof, including, without limitation, any matter related to your employment with the Company or the transition of that employment relationship, except to the extent specifically provided herein. This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (“ERISA”); WARN Act claims, claims for attorneys’ fees or costs; any and all claims related to or for stock, stock options, restricted stock units or other equity securities of the Company not otherwise described in the Advisory Agreement; penalties; claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; discrimination, harassment and retaliation claims; and all other claims under applicable federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action.  Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. You represent and warrant that you have not filed, and agree not to file, any complaint or claim against any of the Released Parties before any federal, state, or local court relating to any claim released in this Agreement, and that you are not currently aware of any facts or basis for filing such a complaint or claim against any of the Released Parties.

Nothing in this Release precludes you from participating in any investigation or proceeding before any government agency or body.  However, while you may file a charge and participate in any such proceeding, by signing this Release, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit.  Nothing in this Release is intended to impede your ability to report possible securities law violations to the government (including but not limited to reporting possible violations of federal laws or regulations in accordance with Section 21F of the Securities Exchange Act of 1934, as amended, and rules promulgated thereunder, to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal agency Inspector General) or to receive a monetary award from a government administered whistleblower-award program.  You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding.  Nothing in this Release waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or state legislature.  Nothing in this Agreement is to be interpreted to prohibit you from speaking with law enforcement, the U.S. Equal Employment Opportunity Commission, the New York State Division of Human Rights, a local commission on human rights, or an attorney retained by you. Nothing in this Agreement waives any rights to indemnification that you may have as a result of your employment with the Company or as a result of any position or role you held with the Company or any of its affiliates or subsidiaries (including as a director, manager or the equivalent position on the governing board of any such subsidiary or affiliate), including pursuant to applicable law or the Company’s applicable bylaws or insurance policies.

This waiver and release covers only those claims that arose prior to your execution of this Release.  The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement or to any rights you have under the Indemnification Agreement or under any directors and officers liability insurance policy.  The waiver and release also does not apply to any ERISA claim that you have with respect to vested benefits under the Company’s retirement or welfare benefit plans. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

2.Waiver of Unknown Claims.  You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released.  You acknowledge that there is a risk that, after signing this Release, you may learn information that might have affected your decision to enter into this Release.  You assume this risk and all other risks of any mistake in entering into this Release.  You agree that this Release is fairly and knowingly made.

3.ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled.  You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Release; (b) you should consult with an attorney prior to executing this Release; (c) you have had twenty-one (21) calendar days within which to consider this Release; (d) you have seven (7) calendar days following the execution of this Release to revoke this Release; and (e) the Release will not be effective until the eighth day after you sign this Release provided that you have not revoked it.  You agree that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original twenty-one (21)-day consideration period provided in this paragraph.  To revoke this Release, you must email a written notice of revocation to Bettina Havrilla at Bettina.havrilla@g-iii.com prior to the end of the seven (7)-day period.  You acknowledge that your consent to this

Release is knowing and voluntary.  You understand that nothing in this Agreement will preclude or prevent you from filing a claim with the U.S. Equal Employment Opportunity Commission that challenges the validity of this waiver and release solely with respect to your waiver of any claims arising under the Federal Age Discrimination in Employment Act. The offer of consideration will be automatically withdrawn if you do not sign this Release on the Transition Date.

4.No Admission.  Nothing contained in this Release shall constitute or be treated as an admission by the Company or the Released Parties of any liability, wrongdoing, or violation of law.

5.Governing Law.  This Release shall be construed and interpreted in accordance with the laws of the State of New York.

6.Severability.  The provisions of this Release are severable.  If any provision of this Release is held invalid or unenforceable, such provision shall be deemed deleted from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

7.Electronic Signature.  Execution via DocuSign or a similar service, or of a scanned image shall have the same force and effect as execution of an original, and an electronic signature or scanned image of a signature shall be deemed an original and valid signature.

To be effective, this Release must be executed on the termination of the Transition Period.  In the event that you do not sign this Release, or if you revoke this Release pursuant to Section 3 above, this Release will be null and void and you will not be entitled to receive the benefits referred to in Section 2 of the Advisory Agreement.

My agreement with the terms and conditions of this Release is signified by my signature below.  Furthermore, I acknowledge that I have read and understand this Release and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Release.

REVIEWED, UNDERSTOOD, AND AGREED:

 Date:

Wayne Miller